Filed Pursuant to Rule 433
                                                         File No.: 333-129159-26

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and the offering. You may get these documents at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request by calling toll-free 1-877-858-5407.


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

                        THE SERIES 2006-AR16 CERTIFICATES


               Initial       Pass-
              Principal     Through
  Class       Balance(1)     Rate           Principal Types          Interest Types      CUSIP
-------------------------------------------------------------------------------------------------
   Offered Certificates
Class A-1    $459,016,000      (2)      Super Senior, Pass-Through   Variable Rate    94984N AA 0
Class A-2     $20,774,000      (2)      Super Senior Support,        Variable Rate    94984N AB 8
                                        Pass-Through
Class A-IO         (3)      0.450%(4)   Senior, Notional Amount      Fixed Rate,      94984N AC 6
                                                                     Interest Only
Class A-R            $100      (5)      Senior, Sequential Pay       Variable Rate    94984N AD 4
Class B-1     $11,013,000      (5)      Subordinated                 Variable Rate    94984N AE 2
Class B-2      $3,754,000      (5)      Subordinated                 Variable Rate    94984N AF 9
Class B-3      $2,002,000      (5)      Subordinated                 Variable Rate    94984N AG 7
   Non-Offered Certificates
Class B-4      $1,502,000      (5)      Subordinated                 Variable Rate    94984N AH 5
Class B-5      $1,251,000      (5)      Subordinated                 Variable Rate    94984N AJ 1
Class B-6      $1,252,097      (5)      Subordinated                 Variable Rate    94984N AK 8


----------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date prior to the distribution date in August 2011 will be a per annum rate equal to the net WAC of the mortgage loans minus 0.450%. On and after the distribution date in August 2011, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in October 2006, this rate is expected to be approximately 5.702% per annum.

(3) The Class A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $479,790,000. On and after the distribution date in August 2011, the notional amount of the Class A-IO Certificates will be zero.

(4) The pass-through rate with respect to each distribution date prior to the distribution date in August 2011 will be the per annum rate set forth in the table above. On and after the distribution date in August 2011, the pass-through rate will be zero and the Class A-IO Certificates will be entitled to no further distributions of interest.

(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in October 2006, this rate is expected to be approximately 6.152% per annum.


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

Allocation of Amount to be Distributed on the Class A Certificates

            On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

            first, to the Class A-R Certificates; and

            second, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata.



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